                                                           Exhibit 99.B.8.73

               AMENDMENT NO. 1 TO SELLING AND SERVICES AGREEMENT

      THIS AMENDMENT NO. 1 TO SELLING AND SERVICES AGREEMENT
("Amendment") effective 11/7, 2003, by and between ING FINANCIAL ADVISERS, LLC
(formerly known as Aetna Investment Services, Inc.) and ING LIFE INSURANCE AND
ANNUITY COMPANY (formerly known as Aetna Life Insurance and Annuity Company)
("ILIAC") (collectively the "ING") and AMERICAN CENTURY INVESTMENT SERVICES,
INC. ("Distributor"). Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Agreement (defined below).

                                                              RECITALS

      WHEREAS, ING and Distributor are parties to a certain Selling and Services Agreement dated July 1, 2000 (the "Agreement"), pursuant to which shares of the Funds are made available to serve as underlying investment media for various sponsors of qualified and nonqualified employee benefit plans (the "Plans"), to provide recordkeeping and related administrative services on behalf of such Plans;

      WHEREAS, the parties have agreed to amend the Agreement to add an additional class of the shares of the Funds to be made available as investment options under the Agreement;

      WHEREAS, the parties have agreed to revise the reimbursement terms as set forth herein;
and

      WHEREAS, the parties now desire to further modify the Agreement as provided herein.

      NOW, THEREFORE, in consideration of the mutual promises set forth herein, the parties hereto agree as follows:

      1.      Available Classes and Fees Payable to ING Financial Advisers, LLC and ILIAC.
Exhibits B and C are hereby deleted in their entirety and shall be replaced with the attached Exhibit
B.

      2.       Entire Agreement. In the event of a conflict between the terms of this Amendment
No. 1 and the Agreement, it is the intention of the parties that the terms of this Amendment No. 1 shall control and the Agreement shall be interpreted on that basis. To the extent the provisions of the Agreement have not been amended by this Amendment No. 1, the parties hereby confirm and ratify the Agreement.

      3.       Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.

IN WITNESS WHEREOF, the undersigned have executed this Amendment No. 1 as of the date first above written.
ING FINANCIAL ADVISERS, LLC		AMERICAN CENTURY INVESTMENT
SERVICES, INC.

By:	/s/ Christina Lareau	By:	/s/ William M. Lyons
Name:	Christina Lareau	Name:	William M. Lyons
Title:	Vice President	Title:	President
ING LIFE INSURANCE AND
ANNUITY COMPANY

By:	/s/ Laurie M. Tillinghast
Name:	Laurie M. Tillinghast
Title:	Vice President

                                                                                      EXHIBIT B

                                          FEES PAYABLE TO ING FINANCIAL ADVISERS, LLC AND ILIAC

Servicing Fees (See Section 5)
Distributor agrees to pay ILIAC a servicing fee based on the expense ratios set forth below of the average net assets invested in the Investor, Advisor and/or R Class shares of the Funds through ILIAC’s arrangement with Plans or through
ILIAC’s Variable Annuity Contracts in each calendar quarter:

Investor Class
No Administrative Services Fee shall be paid on any Investor Class Funds with an expense ratio at or below 45 basis points.
An Administrative Services Fee of 5 basis points shall be paid on any Investor Class Funds with an expense ratio of 46 basis points to 55 basis points. An Administrative Services Fee of 25 basis points shall be paid on any Investor Class Funds with an expense ratio of 56 basis points to 74 basis points. An Administrative Services Fee in accordance with the schedule below shall be paid on any Investor Class Funds with an expense ratio greater than or equal to 75 basis points.

Advisor Class
No Administrative Services Fee shall be paid on any Advisor Class Funds with an expense ratio less than or equal to 70 basis points. An Administrative Services Fee of 5 basis points shall be paid on any Advisor Class Funds with an expense ratio of 71 basis points to 80 basis points. An Administrative Services Fee of 25 basis points shall be paid on any Advisor
Class Funds with an expense ratio of 81 basis points to 99 basis points. An Administrative Services Fee in accordance with the schedule below shall be paid on any Advisor Class Funds with an expense ratio greater than or equal to 100 basis points.

R Class
No Administrative Services Fee shall be paid on any R Class Funds with an expense ratio at or below 95 basis points. An
Administrative Services Fee of 5 basis points shall be paid on any R Class Funds with an expense ratio of 96 basis points to
105 basis points. An Administrative Services Fee of 25 basis points shall be paid on any R Class Funds with an expense ratio of 106 basis points to 124 basis points. An Administrative Services Fee in accordance with the schedule below shall be paid on any R Class Funds with an expense ratio greater than or equal to 125 basis points.

The expense ratio of each Fund is set forth in each Fund’s then-current prospectus.

                    Assets1                                                             Fee

                    Assets between $0 - $400mm                                            25.0 basis points
                    Assets greater then $400mm                                             35.0 basis points

12b-1 Fees (See Section 6)
Distributor shall make quarterly payments to ING Financial Advisers, LLC based the annual rates set forth below on all
Advisor and/or R Class shares of the Funds through ILIAC’s arrangements with Plans or ILIAC’s Variable Annuity
Contracts in each calendar quarter.

Advisor Class
25 basis points of the average aggregate amount invested by ING in Advisor Class shares of the Funds.

R Class
50 basis points of the average aggregate amount invested by ING in R Class shares of the Funds.

 1  The total asset level shall include only those Funds that meet the requirements for reimbursement in accordance with the schedule as set forth above. The total asset level shall be determined by aggregating the assets invested in the Funds by ING with all assets invested in the American
Century family of funds by ING’s affiliates under the following agreements:

            Fund Participation Agreement dated July 1, 2000 between Distributor and ING Life Insurance and Annuity Company (formerly known as Aetna Life Insurance and Annuity Company)

            Fund Participation Agreement dated July 1, 2000 between Distributor and ING Life Insurance Company of America (formerly known as Aetna Life Insurance Company of America)